Exhibit 3.4

STOCK PURCHASE AGREEMENT
FOR
COMMODORE INTERNATIONAL CORP.
(AKA REUNITE INVESTEMENTS, INC.)

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the day of July 13, 2020 by and among Small Cap Compliance, LLC, a company located in Arizona, (the “Seller”), David Lovatt, a resident of the Florida, and Leonard K. Armenta Jr, a resident of Colorado (the “Purchasers”). The Seller, and the Purchasers are sometimes referred to as the Party and collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns a total of 400,000 shares of Convertible Series A Preferred
Stock in Commodore International Corp. a Colorado corporation (“CDRL”, the “Company”)
and wishes to sell 400,000 of such shares (the “Shares”).

The Shares will be issued as follows:

•       200,000 Shares in the name of David Lovatt

•       200,000 Shares in the name of Leonard K. Armenta Jr

WHEREAS, the Purchasers wish to purchase all of the Shares for a total purchase price of $45,000 USD (the “Purchase Price”).

WHEREAS, the Seller proposes to sell the Shares to the Purchasers on the terms set forth herein and Purchasers wish to purchase the Shares from the Seller on the terms set forth herein;

IN CONSIDERATION of the promises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE AND CLOSING

1.1	Conditions to Closing. It is agreed that all of the funds consisting of $45,000 of the Purchase Price shall be remitted to the Seller and Shares shall be remitted to Purchasers upon closing. These shares are in book entry form and will be submitted to the transfer agent for servicing. See Exhibit A for wire instructions.

a)	Seller will conduct a FINRA corporate action (reverse stock split, name and symbol change) upon closing. Preparation and fees for the FINRA corporate action are included in the Purchase Price.

1.2       Termination. In the event the sale and purchase of all of the Shares pursuant to this Agreement is not completed on or before July 15, 2020, this Agreement shall terminate.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1       The Seller warrants, covenants, and represents to the Purchaser with the intention of inducing the Purchaser to enter into this Agreement that:

(a)       The Seller represents and warrants that the Shares being sold pursuant to this Agreement represent all of the shares of CDRL Preferred Stock owned by the Seller.

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(b)       Immediately prior to and at the Closing, the Seller has the legal right and authority to sell the Shares to the Purchasers and on the Closing Date and Seller shall transfer the Shares to the Purchasers free and clear of all liens, restrictions, covenants or adverse claims of any kind or character.

(c)       The Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby and this Agreement has been validly executed by the Seller.

(d)       The Seller, during the past ninety (90) days, has been a ten percent (10%) or greater shareholder or an “affiliate” of CDRL, as that term is defined in Rule 144 promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

(e)       To the best of Seller’ knowledge, information and belief, there are no circumstances that may result in any material adverse effect to CDRL or the value of the Shares that are now in existence or may hereafter arise.

(f)        The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

3.1       The Purchasers represent and warrants to the Seller with the intention of inducing the Seller to enter into this Agreement that:

(a)         The Purchasers have the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated and this Agreement has been validly executed by the Purchaser.

(b)         The Purchasers are acquiring the Shares as principal for the Purchasers own accounts, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Shares.

4. MISCELLANEOUS

4.1       The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

4.2       Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States Dollars.

4.3       There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

4.4       The notice addresses of the Parties hereto are as follows:

Seller:	Small Cap Compliance, LLC
P.O. Box 26496
Scottsdale, AZ 85255

Purchasers:	David Lovatt and Leonard Armenta
1732 1st Ave #25955
New York. NY. 10128

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4.5       Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Colorado located in Denver County, Colorado, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

4.6       The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Shares and shall continue in full force and effect for a period of one year.

4.7       This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.8       Delivery of an executed copy of this Agreement by electronic, facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date written below.

“SELLER”

/s/ Rhonda Keaveney

Name: Rhonda Keaveney, Member
Small Cap Compliance, LLC

Date: July 13, 2020

“PURCHASERS”

/s/ David Lovatt

Name: David Lovatt
Date: July 13, 2020

_______________________

Name: Leonard K. Armenta Jr.
Date: July 13, 2020

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EXHIBIT A

WIRE INSTRUCTIONS

Account Name:	Small Cap Compliance, LLC
P.O. Box 26496, Scottsdale, AZ 85255
Bank:	Wells Fargo

Account:	8604058431

ABA:	121000248

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